--------------------------------------------------------------------------------

                        Subject to Completion: PROSPECTUS SUPPLEMENT
                        (To Prospectus dated February 27, 2003)
                        Preliminary Prospectus Supplement dated January 10, 2005

Partial Principal Protected Notes

UBS AG $__ NOTES LINKED TO AN INDEX BASKET DUE __

Issuer:                 UBS AG

Maturity Date:          We currently expect that the Notes will mature on a date
                        between July __, 2009 and July __, 2010, to be determined on January __, 2005 (the "trade date").

No Interest Payments:   We will not pay you interest during the term of the
                        Notes.

Index Basket:           The Index Basket (the "Basket") will be composed of
                        three indices (the "Basket Indices"). The Basket Indices and their weightings in the Basket are as follows:

                        BASKET INDEX                                      WEIGHT
                        --------------------------------------------------------
                        Dow Jones STOXX 50(SM) Index ("DJ STOXX Index") ...  50%
                        Nikkei(R) 225 Index ("Nikkei Index") ..............  30%
                        AMEX Hong Kong 30 Index ("HK Index") ..............  20%

Payment at Maturity:    At maturity, you will receive a cash payment per $1,000
                        principal amount of the Notes based on the Basket
                        Return.

                        o If the Basket Return is positive, you will receive your principal plus an additional payment equal to 110% of the Basket Return.

                        o If the Basket Return is between 0% and -25%, you will receive $1,000.

                        o If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 25% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

                        See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-28.

Basket Return:          Basket Ending Level - Basket Starting Level
                        -------------------------------------------
                                   Basket Starting Level

Basket Starting Level:  100

Basket Ending Level:    The Basket Ending Level will be calculated as follows:
                        100 x (1+ (50% of the DJ STOXX Index Return + 30% of the
                        Nikkei Index Return + 20% of the HK Index Return))
                        THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A
                        RESULT, YOU MAY LOSE SOME OF YOUR INVESTMENT.

No Listing:             The Notes will not be listed or displayed on any
                        securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:         UBS AG, Jersey Branch

CUSIP Number:           __

SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                   Price to     Underwriting     Proceeds to
                    Public        Discount         UBS AG
Per Note ........
Total ...........

UBS INVESTMENT BANK             UBS FINANCIAL SERVICES INC.   [UBS LOGO OMITTED]

Prospectus Supplement dated January __, 2005

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

--------------------------------------------------------------------------------

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Partial Principal Protected Notes (the "Notes") are medium-term notes issued by UBS, offering partial principal protection for a decline of up to 25% in the Index Basket (the "Basket") and 110% participation in any appreciation of the Basket. The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of three indices (the "Basket Indices").

The Basket Indices and their relative weightings are set forth below:

          BASKET INDEX                                         WEIGHT
          -----------------------------------------------------------
          Dow Jones STOXX 50(SM) Index ("DJ STOXX Index") .......50%
          Nikkei(R) 225 Index ("Nikkei Index") ..................30%
          AMEX Hong Kong 30 Index ("HK Index") ..................20%

The DJ STOXX Index is a stock index maintained and distributed by STOXX Limited that is based on market capitalization and is designed to provide exposure to European large capitalization equity securities. The Nikkei Index is a price-weighted stock index calculated, published and disseminated by Nihon Keizar Shimbun, Inc. that measures the composite price performance of 225 Japanese stocks currently trading on the Tokyo Exchange. The HK Index is a broad market index published and compiled by the American Stock Exchange, Inc. that measures the composite price performance of 30 stocks actively traded on the Stock Exchange of Hong Kong Ltd. For further information concerning the Basket Indices, see "The Indices" on page S-15.

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 110% of the Basket Return.

>    If the Basket Return is between 0% and -25%, you will receive $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 25% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

We will not pay you interest during the term of the Notes.

The "Basket Return," which may be positive or negative, will be calculated as follows:

          Basket Return = Basket Ending Level - Basket Starting Level
                          -------------------------------------------
                                     Basket Starting Level

The "Basket Starting Level" is 100 and the "Basket Ending Level" will be calculated as follows:

  100 x (1+ (50% of the DJ STOXX Index Return + 30% of the Nikkei Index Return
                          + 20% of the HK Index Return))

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The return on each Basket Index over the term of the Notes will be based on the appreciation or depreciation in the level of the respective Basket Index on January __, 2005 (the "trade date") relative to the final valuation date.

For further information concerning the calculation of the return on each Basket Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-28.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for 110% participation in potential increases in the level of the Basket. You will receive 110% of any Basket gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 25% in the Basket. If the Basket Return is less than -25%, you will lose 1% of your principal for each percentage point that the Basket Return is below -25%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-9.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BASKET IN EXCESS OF 25%--If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 25% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Basket of up to 25%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Basket Indices, and will depend on whether, and the extent to which, the Basket Return is positive or negative.

> NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the DJ STOXX Index (the "DJ STOXX Index Constituent Stocks"), the Nikkei Index (the "Nikkei Index Constituent Stocks") or the HK Index (the "HK Index Constituent Stocks," and together with the DJ STOXX Index Constituent Stocks and the Nikkei Index Constituent Stocks, the "Basket Constituent Stocks").

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Basket Indices.

> You seek an investment that offers partial principal protection when the Notes are held to maturity.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek an investment that is 100% principal protected.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investments.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

> In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash settled forward contract with respect to the Basket Indices. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you will generally recognize capital gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes. Such gain or loss generally will be long-term capital gain or loss if you held your Notes for more than one year.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-36.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE DJ STOXX INDEX RETURN, THE NIKKEI INDEX RETURN AND THE HK INDEX RETURN.

The "DJ STOXX Index Return" is calculated based on the level of the DJ STOXX Index on the trade date relative to the final valuation date and is calculated as follows:

DJ STOXX Index Return = DJ STOXX Index Ending Level - DJ STOXX Index Starting Level
                        -----------------------------------------------------------
                                     DJ STOXX Index Starting Level

where the DJ STOXX Index Starting Level will be the closing level of the DJ STOXX Index on the trade date and the DJ STOXX Index Ending Level will be the closing level of the DJ STOXX Index on the final valuation date.

The "Nikkei Index Return" is calculated based on the level of the Nikkei Index on the trade date relative to the final valuation date and is calculated as follows:

  Nikkei Index Return = Nikkei Index Ending Level - Nikkei Index Starting Level
                        -------------------------------------------------------
                                       Nikkei Index Starting Level

where the Nikkei Index Starting Level will be the closing level of the Nikkei Index on the trade date and the Nikkei Index Ending Level will be the closing level of the Nikkei Index on the final valuation date.

The "HK Index Return" is calculated based on the level of the HK Index on the trade date relative to the final valuation date and is calculated as follows:

        HK Index Return = HK Index Ending Level - HK Index Starting Level
                          -----------------------------------------------
                                      HK Index Starting Level

where the HK Index Starting Level will be the closing level of the HK Index on the trade date and the HK Index Ending Level will be the closing level of the HK Index on the final valuation date.

STEP 2: CALCULATE THE BASKET ENDING LEVEL.

The Basket Ending Level will be calculated as follows:

  100 x (1+ (50% of the DJ STOXX Index Return + 30% of the Nikkei Index Return
                         + 20% of the HK Index Return))

STEP 3: CALCULATE THE BASKET RETURN.

The Basket Return, which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

           Basket Return = Basket Ending Level - Basket Starting Level
                           -------------------------------------------
                                      Basket Starting Level

The Basket Starting Level is 100.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

STEP 4: CALCULATE THE PAYMENT AT MATURITY.

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 110% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $1,000 + ($1,000 x (110% x Basket Return)).

>    If the Basket Return is between 0% and -25%, you will receive your $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $1,000 + ($1,000 x (Basket Return + 25%))

IF THE BASKET HAS DECLINED BY MORE THAN 25% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:

--------------------------------------------------------------------------------
  Initial Investment:                  $1,000
  Basket Starting Level:               100
  Participation Rate:                  110% if the Index Return is positive
  Partial Principal Protection:        -25%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE BASKET RETURN IS 50%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 150, the Basket Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 110% of the Basket Return, as set forth below:

   o Principal amount of each Note =                             $1,000
   plus
   o Principal amount of each Note x 100% x Basket Return
     $1,000 x 110% x 50% =                                         $550
                                                                 ------
                                                         TOTAL:  $1,550
                                                                 ======

  INVESTOR RECEIVES $1,550 AT MATURITY FOR EACH NOTE (55% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                          $1,000
   plus
   o Principal amount x Basket Return
     $1,000 x 50% =                                                $500
                                                                 ------
                                                         TOTAL:  $1,500
                                                                 ======

  ON A $1,000 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJ STOXX INDEX, 30% OF WHICH IS COMPOSED OF THE NIKKEI INDEX AND 20% OF WHICH IS COMPOSED OF THE HK INDEX, AN INVESTOR WOULD RECEIVE $1,500 (A 50% TOTAL RETURN).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 2 -- THE BASKET RETURN IS 120%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 220, the Basket Return would therefore be 120%. The investor would receive at maturity the principal amount plus a payment equal to 110% of the Basket Return, as set forth below:

   o Principal amount of each Note =                             $1,000
   plus
   o Principal amount of each Note x 100% x Basket Return
     $1,000 x 110% x 120% =                                      $1,320
                                                                 ------
                                                         TOTAL:  $2,320
                                                                 ======

  INVESTOR RECEIVES $2,320 AT MATURITY FOR EACH NOTE (A 132% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                          $1,000
     plus
   o Principal amount x Basket Return
     $1,000 x 120% =                                             $1,200
                                                                 ------
                                                         TOTAL:  $2,200
                                                                 ======

  ON A $1,000 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJ STOXX INDEX, 30% OF WHICH IS COMPOSED OF THE NIKKEI INDEX AND 20% OF WHICH IS COMPOSED OF THE
  HK INDEX, AN INVESTOR WOULD RECEIVE $2,200 (A 120% TOTAL RETURN).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 3 -- THE BASKET RETURN IS -20%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 80, the Basket Return would therefore be -20%. Since the Notes provide partial principal protection for up to a 25% decline in the Basket, the investor would receive at maturity the full principal amount, as set forth below:

   Principal amount of each Note =                               $1,000
                                                         TOTAL:  $1,000
                                                                 ======


  INVESTOR RECEIVES $1,000 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                          $1,000
   plus
   o Principal amount x Basket Return
     $1,000 x (-20%) =                                            -$200
                                                                  -----
                                                          TOTAL:   $800
                                                                  =====

  ON A $1,000 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJ STOXX INDEX, 30% OF WHICH IS COMPOSED OF THE NIKKEI INDEX AND 20% OF WHICH IS COMPOSED OF THE
  HK INDEX, AN INVESTOR WOULD RECEIVE $800 (A 20% LOSS).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  EXAMPLE 4 -- THE BASKET RETURN IS -50%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Basket Ending Level is 50, the Basket Return would therefore be -50%, which is less than -25%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every percentage point (or fraction thereof) the Basket Return is below -25%, as set forth below:

   o Principal amount of each Note =                             $1,000
   plus
   o Principal amount of each Note x (Basket Return + 25%)
     $1,000 x (-50% + 25%)
              (-25%) =                                            -$250
                                                                 ------
                                                         TOTAL:    $750
                                                                 ======


  INVESTOR RECEIVES $750 AT MATURITY FOR EACH NOTE (A 25% LOSS).

  CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE BASKET

   o Principal amount =                                          $1,000
   plus
   o Principal amount x Basket Return
     $1,000 x (-50%) =                                            -$500
                                                                 ------
                                                         TOTAL:    $500
                                                                 ======

  ON A $1,000 INVESTMENT, 50% OF WHICH IS COMPOSED OF THE DJ STOXX INDEX, 30% OF WHICH IS COMPOSED OF THE NIKKEI INDEX AND 20% OF WHICH IS COMPOSED OF THE
  HK INDEX, AN INVESTOR WOULD RECEIVE $500 (A 50% LOSS).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

The table and graph below represent the hypothetical performance of an investment in the Notes compared to an investment, 50% of which is composed of the DJ STOXX Index, 30% of which is composed of the Nikkei Index and 20% of which is composed of the HK Index.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Initial Investment:                 $1,000
  Basket Starting Level               100
  Participation Rate:                 110% if the Index Return is positive
  Partial Principal Protection:       -25%
  Basket Performance:                 100% to -100%
--------------------------------------------------------------------------------

-------------------------------------------     -------------------------------------------
         PERFORMANCE OF THE BASKET                       PERFORMANCE OF THE NOTES
-------------------------------------------     -------------------------------------------
     BASKET                       BASKET          NOTES PAYMENT                    NOTES
  ENDING LEVEL                    RETURN*          AT MATURITY                    RETURN*
-------------------------------------------     -------------------------------------------
       200                        100.0%             $2,100                       110.0%
       180                         80.0%             $1,880                        88.0%
       160                         60.0%             $1,660                        66.0%
       140                         40.0%             $1,440                        44.0%
       120                         20.0%             $1,220                        22.0%
       110                         10.0%             $1,110                        11.0%
-------------------------------------------     -------------------------------------------
       100                          0.0%             $1,000                         0.0%
-------------------------------------------     -------------------------------------------
        90                        -10.0%             $1,000                         0.0%
        80                        -20.0%             $1,000                         0.0%
-------------------------------------------     -------------------------------------------
        75                        -25.0%             $1,000                         0.0%
-------------------------------------------     -------------------------------------------
        70                        -30.0%               $950                        -5.0%
        60                        -40.0%               $850                       -15.0%
        40                        -60.0%               $650                       -35.0%
        20                        -80.0%               $450                       -55.0%
         0                       -100.0%               $250                       -75.0%
-------------------------------------------     -------------------------------------------

* Percentages have been rounded for ease of analysis


[GRAPHIC OMITTED]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the performance of the Dow Jones STOXX 50(SM) Index (the "DJ STOXX Index"), the Nikkei(R) 225 Index (the "Nikkei Index") and the AMEX Hong Kong 30 Index (the "HK Index," and together with the DJ STOXX Index and the Nikkei Index, the "Basket Indices"). Investing in the Notes is not equivalent to a direct investment in the Basket Indices. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL.

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Basket Indices, subject to partial principal protection for declines of up to 25% in the Basket. The Notes are exposed to a decline in the Basket greater than 25%. You will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 75% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE BASKET DECLINES BY MORE THAN 25% OVER THE TERM OF THE NOTES.

THE BASKET IS COMPOSED OF THE THREE BASKET INDICES, ANY POSITIVE RETURN IN ANY BASKET INDEX MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET INDEX.

The Notes are linked to a Basket, 50% of which is composed of the DJ STOXX Index, 30% of which is composed of the Nikkei Index and 20% of which is composed of the HK Index . A positive return in any Basket Index may be offset by a negative return in another Basket Index resulting in a negative Basket Return. For example, a 30% HK Index Return will be completely offset by a -30% Nikkei Index Return and a -50% DJ STOXX Index Return resulting in a Basket Return of -28% and a 3% loss of principal.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Constituent Stocks. This is the case because the level of the Basket Indices are calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE BASKET WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of STOXX Limited (a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange) (the "DJ Stoxx Index Sponsor") with respect to the DJ STOXX Index, Nihon Keizai Shimbun, Inc. (the "Nikkei Index Sponsor") with respect to the Nikkei Index and the American Stock Exchange, Inc. (who publishes and compiles the HK Index) (the "HK Index Sponsor") with respect to the HK Index, (the DJ STOXX Index Sponsor, the Nikkei Index Sponsor and the HK Index Sponsor, collectively, the "Index Sponsors") concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock

RISK FACTORS
--------------------------------------------------------------------------------

dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Sponsor changes these policies, for example by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Basket Ending Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the Basket Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not have protection for a decline in the Basket of up to 25%.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Basket Indices on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of each Basket Index (i.e., the frequency and magnitude of changes in the level of each Basket Index);

> the composition of each Basket Index and changes to its Basket Constituent Stocks;

>    the market prices of the Basket Constituent Stocks;

> the dividend rate paid on Basket Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Basket Constituent Stocks may influence the market price of Basket Constituent Stocks and the level of each Basket Index, and therefore affect the market value of the Notes);

> the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated;

> interest rates in the U.S. market and the Japanese market, and in each market related to the DJ STOXX Index Constituent Stocks and the HK Index Constituent Stocks;

>    the time remaining to the maturity of the Notes;

RISK FACTORS
--------------------------------------------------------------------------------

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, or judicial events that affect the level of the Basket or the market price of the Basket Constituent Stocks or that affect stock markets generally; or

>    the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE BASKET INDICES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET INDICES DURING THE TERM OF THE NOTES.

The trading prices of the Basket Constituent Stocks will determine the level of each Basket Index. The historical performance of each Basket Index does not give an indication of the future performance of each Basket Index. As a result, it is impossible to predict whether the level of any Basket Index will rise or fall. Trading prices of the Basket Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Constituent Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN BASKET CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON BASKET CONSTITUENT STOCKS OR ONE OR MORE OF THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-34, UBS or its affiliates may hedge their obligations under the Notes by purchasing Basket Constituent Stocks, futures or options on Basket Constituent Stocks or one or more of the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or one or more of the Basket Indices, and they may adjust these hedges by, among other things, purchasing or selling Basket Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Constituent Stocks and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Basket Constituent Stocks and other investments relating to Basket Constituent Stocks or one or more of the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Constituent Stocks and the levels of one or more of the Basket Indices and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Basket Constituent Stocks or one or more of the Basket Indices. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to one or more of the Basket Indices and the Basket Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of one or more of the Basket Indices, could be adverse to such holders' interests as beneficial owners of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Basket Constituent Stocks and one or more of the Basket Indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and the levels of the Basket Indices and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Basket Constituent Stocks may have.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The Indices" on page S-15) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-30 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-32. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the Index Sponsors.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-33. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Constituent Stocks or one or more of the Basket Indices has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind

RISK FACTORS
--------------------------------------------------------------------------------

our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE BASKET ENDING LEVEL FOR A PARTICULAR BASKET INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Basket Ending Level for the Basket may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Basket Ending Level for the Basket is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-30.

THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES THAT MIGHT AFFECT THE DJ STOXX INDEX, THE NIKKEI INDEX OR THE HK Index.

Although all of the Basket Constituent Stocks are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies upon which Basket Constituent Stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the Notes. The amount we pay in respect of the Notes on the maturity date will be based solely upon the Basket Return. See "Specific Terms of the Notes--Payment at Maturity" beginning on page S-28.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

The Basket Constituent Stocks have been issued by foreign companies. An investment in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important

RISK FACTORS
--------------------------------------------------------------------------------

respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. For example, the Japanese economy has been troubled by negative or low rates of growth for many years. Many Japanese stocks have performed poorly over an extended period.

CHANGES IN THE VOLATILITY OF EXCHANGE RATES, AND THE CORRELATION BETWEEN THAT RATE AND THE LEVEL OF THE BASKET ARE LIKELY TO AFFECT THE MARKET VALUE OF THE NOTES.

The exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies, the particular currency upon which a Basket Constituent Stock is denominated and the U.S. dollar. This exchange rate reflects the amount of the particular currency upon which a Basket Constituent Stock is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency upon which a Basket Constituent Stock is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated refers to the size and frequency of changes in that exchange rate. Because the Notes are payable in U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated could affect the market value of the Notes. The correlation between the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated and the level of a particular Basket Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the applicable Basket Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies upon which the Basket Constituent Stocks are denominated and the percentage changes in the level of the applicable Basket Index could affect the value of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" on page S-36, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

--------------------------------------------------------------------------------

The Indices

THE DOW JONES STOXX 50(SM) INDEX

We have derived all information regarding the Dow Jones STOXX 50(SM) (the "DJ STOXX Index") contained in this prospectus supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, STOXX Limited (the "DJ STOXX Index Sponsor"). The DJ STOXX Index Sponsor owns the copyright and all other rights to the DJ STOXX Index. The DJ STOXX Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the DJ STOXX Index. We do not assume any responsibility for the accuracy or completeness of such information.

The DJ STOXX Index seeks to provide exposure to European large capitalization equity securities. The DJ STOXX Index universe is defined as all components of the 18 Dow Jones STOXX 600 market sector indices. The Dow Jones STOXX 600 market sector indices contain the 600 largest stocks traded on the major exchanges of 17 European countries. The DJ STOXX Index universe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The DJ STOXX Index Constituent Stocks are traded in Euros and in other European currencies.

For each of the 18 Dow Jones STOXX 600 market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Dow Jones STOXX TMI market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list.

Any remaining stocks that are currently components of the DJ STOXX Index are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the DJ STOXX Index Sponsor's Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the DJ STOXX Index ranked between 41 and 50 are added as DJ STOXX Index components. If the component number is still below 50, then the largest stocks on the selection list are added until the DJ STOXX Index contains 50 stocks. The DJ STOXX Index composition is reviewed annually in September and is subject to change.

The DJ STOXX Index is weighted by free-float market capitalization. Each component's weight is capped at 10% of the DJ STOXX Index's total free-float market capitalization. Weights are reviewed quarterly and are also subject to change in response to specific events affecting the DJ STOXX Index Constituent Stocks.

The DJ STOXX Index is denominated in Euros. The DJ STOXX Index Return will be calculated based on the closing levels of the DJ STOXX Index, as reported by Bloomberg L.P. under ticker symbol "SX5P."

STOCKS INCLUDED IN THE DJ STOXX INDEX

According to publicly available information as of January 7, 2005, securities comprising the DJ STOXX Index (the "DJ STOXX Index Constituent Stocks") consist of the companies listed below. The weighting of each of the DJ STOXX Index Constituent Stocks within the DJ STOXX Index is also provided. All data listed below is as of January 7, 2005.

THE INDICES
--------------------------------------------------------------------------------

COMPANY                                       SUPERSECTOR                     COUNTRY              (1/7/2005)
-------                                       --------------------------      ---------------     ------------
BP Plc ..................................     Oil & Gas                       United Kingdom           6.26%
HSBC ....................................     Banks                           United Kingdom           5.61%
Vodafone Group ..........................     Telecommunications              United Kingdom           5.42%
Glaxosmithkline .........................     Health Care                     United Kingdom           4.18%
Total Fina Elf ..........................     Oil & Gas                       France                   3.79%
Novartis R ..............................     Health Care                     Switzerland              3.66%
Royal Dutch Petroleum ...................     Oil & Gas                       Netherlands              3.52%
Royal Bank of Scotland Gr ...............     Banks                           United Kingdom           3.20%
Nestle R ................................     Food & Beverage                 Switzerland              3.11%
UBS R ...................................     Banks                           Switzerland              2.58%
Shell Transport & Trading ...............     Oil & Gas                       United Kingdom           2.44%
Telefonica ..............................     Telecommunications              Spain                    2.44%
Roche Pc ................................     Health Care                     Switzerland              2.36%
BCO Santander Central His ...............     Banks                           Spain                    2.24%
Barclays ................................     Banks                           United Kingdom           2.19%
Nokia ...................................     Technology                      Finland                  2.17%
Siemens .................................     Industrial Goods & Services     Germany                  2.08%
HBOs ....................................     Banks                           United Kingdom           1.96%
E.On ....................................     Utilities                       Germany                  1.86%
ENI .....................................     Oil & Gas                       Italy                    1.85%
BNP Paribas .............................     Banks                           France                   1.83%
BCO Bilbao Vizcaya Argent ...............     Banks                           Spain                    1.77%
ING Groep ...............................     Insurance                       Netherlands              1.75%
Deutsche Telekom ........................     Telecommunications              Germany                  1.73%
Astrazeneca .............................     Health Care                     United Kingdom           1.72%
Lloyds Tsb Grp ..........................     Banks                           United Kingdom           1.52%
Credit Suisse Group R ...................     Banks                           Switzerland              1.51%
Deutsche Bank R .........................     Banks                           Germany                  1.45%
ABN Amro ................................     Banks                           Netherlands              1.40%
Tesco ...................................     Retail                          United Kingdom           1.40%
Ericsson LM B ...........................     Technology                      Sweden                   1.38%
Groupe Societe Generale .................     Banks                           France                   1.37%
Allianz .................................     Insurance                       Germany                  1.34%
Diageo ..................................     Food & Beverage                 United Kingdom           1.29%
Daimlerchrysler .........................     Automobiles & Parts             Germany                  1.19%
BASF ....................................     Chemicals                       Germany                  1.14%
Unilever NV .............................     Food & Beverage                 Netherlands              1.13%
AXA Uap .................................     Insurance                       France                   1.10%
SAP .....................................     Technology                      Germany                  1.10%
Assicurazioni Generali ..................     Insurance                       Italy                    1.09%
Anglo American ..........................     Basic Materials                 Great Britain            1.04%
Telecom Italia ..........................     Telecommunications              Italy                    1.04%
Fortis ..................................     Banks                           Netherlands              1.02%
BT Group Plc ............................     Telecommunications              United Kingdom           1.01%
Philips Electronics .....................     Personal & Household Goods      Netherlands              0.96%
Carrefour Supermarche ...................     Retail                          France                   0.87%
Aviva ...................................     Insurance                       United Kingdom           0.84%
Suez ....................................     Utilities                       France                   0.73%
L'Oreal .................................     Personal & Household Goods      France                   0.72%
Swiss RE ................................     Insurance                       Switzerland              0.69%
    Total ...............................                                                             100.0%

THE INDICES
--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE DJ STOXX INDEX

Since its inception, the DJ STOXX Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the DJ STOXX Index during any period shown below is not an indication that the value of the DJ STOXX Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the DJ STOXX Index do not give an indication of the future performance of the DJ STOXX Index. UBS cannot make any assurance that the future performance of the DJ STOXX Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the DJ STOXX Index as of January 7, 2005 was 2,818.40. The actual DJ STOXX Index Starting Level will be the level of the DJ STOXX Index on the trade date.

The graph below illustrates the performance of the DJ STOXX Index from January 30, 1987 through January 7, 2005.


(THE FOLLOWING DATA REPRESENTS A GRAPH IN THE PRINTED PIECE)

"1987"   766.56          "1991"   835.34           "1995"   1298.78          "1999"   3320.25            "2003"   2407.51
         788.11                   854.56                    1268.39                   3446.25                     2237.74
         812.24                   936.23                    1269.13                   3456.85                     2165.44
         838.2                    975.79                    1279.41                   3566.53                     2098.89
         869.99                   991.21                    1316.24                   3763.67                     2318.54
         906.57                   1024.68                   1350.12                   3607.75                     2315.49
         947.69                   984.84                    1343.59                   3747.38                     2395.47
         921.71                   1015.77                   1393.56                   3623.91                     2474.07
         934.44                   1032.91                   1414.67                   3699.76                     2479.57
         719.78                   1026.61                   1434.58                   3629.61                     2386.92
         640.51                   1021.14                   1435.2                    3911.52                     2537.84
         651.26                   983.38                    1488.64                   4281.47                     2567.13
         660.28                   1000                      1538.23                   4742.42                     2660.37
         687.18                   1035.71                   1590.7                    4522.42                     2696.28
         682.68                   1050.05                   1589.79                   4879.79                     2748.5
         700.02                   1020.69                   1591.05                   5059.11                     2663.32
         695.15                   1076.59                   1630.73                   5093.19                     2707.69
         729.8                    1102.19                   1626.68                   4941.81                     2669.36
         746.71                   1036.58                   1621.99                   4832.67                     2687.68
         716.95                   990.44                    1573.84                   4876.18                     2650.24
         754.73                   958                       1608.98                   5018.07                     2620.03
         774.19                   984.9                     1682.84                   4780.34                     2668.47
         764.98                   986.09                    1703.85                   4953.48                     2692.06
"1989"   781.29                   1027.26                   1817.31                   4622.32                     2737.67
         847.86          "1993"   1057.56          "1997"   1850.1           "2001"   4557.13            "1/7/05" 2818.4
         808.13                   1039.76                   1967.48                   4560.03
         844.24                   1090.16                   2050.98                   4105.66
         854.5                    1129.45                   2116.57                   4004.89
         854.79                   1108.23                   2179.41                   4277.26
         873.14                   1122.36                   2255.19                   4245.98
         939.45                   1164.87                   2425.08                   4057.64
         972.04                   1225.39                   2664.28                   3931.42
         943.57                   1288.59                   2444.21                   3637.15
         875.91                   1264.45                   2637.42                   3339.91
         921.74                   1344.31                   2430.47                   3465.74
         980.22                   1332.15                   2516.3                    3571.25
         964.17                   1429.1                    2633.63                   3706.93
         949.9                    1463.33                   2799.84                   3584.17
         965.38                   1375.29                   3001.93                   3552.11
         918.08                   1307.61                   3229.29                   3695.24
         994.01                   1350.29                   3173.02                   3510
         1006.62                  1285.87                   3322.08                   3357.7
         1000.87                  1236.04                   3417.88                   3060.91
         902.81                   1294.36                   3486.95                   2736.98
         807.74                   1342.86                   3016.22                   2709.45
         842.54                   1265.38                   2709.61                   2314.96
         852.01                   1297.59                   2914.87                   2561.29
                                  1295.05                   3203.08                   2661.51

SOURCE: BLOOMBERG L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the DJ STOXX Index Sponsor, which grants us a license in exchange for a fee to use the DJ STOXX Index in connection with the issuance of certain securities, including the Notes.

"Dow Jones STOXX 50(SM)" is a service mark of the DJ STOXX Index Sponsor. The DJ STOXX Index Sponsor has no relationship to UBS, other than the licensing of the DJ STOXX Index and its service marks for use in connection with the Notes.

THE INDICES
--------------------------------------------------------------------------------

The DJ STOXX Index Sponsor does NOT:

>    Sponsor, endorse, sell or promote the Notes.

> Recommend that any person invest in the Notes or any other financial products.

> Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

> Have any responsibility or liability for the administration, management or marketing of the Notes.

> Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the DJ STOXX Index or have any obligation to do so.

The DJ STOXX Index Sponsor will not have any liability in connection with the Notes. Specifically, the DJ STOXX Index Sponsor does not make any warranty, express or implied, and the DJ STOXX Index Sponsor disclaims any warranty about:

> the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the DJ STOXX Index and the data included in the DJ STOXX Index;

>    the accuracy or completeness of the DJ STOXX Index or its data;

> the merchantability and the fitness for a particular purpose or use of the DJ Stoxx Index or its data;

> the DJ STOXX Index Sponsor will have no liability for any errors, omissions or interruptions in the DJ Stoxx Index or its data; and

> under no circumstances will the DJ STOXX Index Sponsor be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the DJ STOXX Index Sponsor knows that they might occur.

The licensing relating to the use of the DJ STOXX Index and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

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--------------------------------------------------------------------------------

THE NIKKEI(R) 225 INDEX

All information in this prospectus supplement regarding the Nikkei(R) 225 Index (the "Nikkei Index"), including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc. or any of its affiliates (the "Nikkei Index Sponsor"). The Nikkei Index Sponsor owns the copyright and all other rights to the Nikkei Index. The Nikkei Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Nikkei Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nikkei Index is not an indication of future performance. Future performance of the Nikkei Index may differ significantly from historical performance, either positively or negatively.

The Nikkei Index is a stock index calculated, published and disseminated by the Nikkei Index Sponsor that measures the composite price performance of selected Japanese stocks. The Nikkei Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE"), and represents a broad cross-section of Japanese industry. All 225 Nikkei Index Constituent Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Nikkei Index is a modified, price-weighted index. Each stock's weight in the Nikkei Index is based on its price per share rather than the total market capitalization of the issuer. The Nikkei Index Sponsor calculates the Nikkei Index by multiplying the per-share price of each Index Constituent Stock in the Nikkei Index (each such stock, a "Nikkei Index Constituent Stock") by the corresponding weighting factor for that Nikkei Index Constituent Stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 772.916 as of November 19, 2004 and is subject to periodic adjustments as described below. The weighting factor for each Nikkei Index Constituent Stock is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each Nikkei Index Constituent Stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Nikkei Index Constituent Stock that are included in one trading unit of the Nikkei Index. The stock prices used in the calculation of the Nikkei Index are those reported by a primary market for the Nikkei Index Constituent Stocks, which is currently the TSE. The level of the Nikkei Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei Index in the event of certain changes affecting the Nikkei Index Constituent Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Nikkei Index Constituent Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei Index immediately after the change, will equal the level of the Nikkei Index immediately prior to the change.

Nikkei Index Constituent Stocks may be deleted or added by the Nikkei Index Sponsor. However, to maintain continuity in the Nikkei Index, the policy of the Nikkei Index Sponsor is generally not to alter

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--------------------------------------------------------------------------------

the composition of the Nikkei Index Constituent Stocks except when a Nikkei Index Constituent Stock is deleted in accordance with the following criteria.

Any Nikkei Index Constituent Stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index Constituent Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the Nikkei Index Constituent Stock to the "Kanri Post" (Post for stocks under supervision); transfer of the stock to the "Seiri Post" (the Liquidation Post); or transfer of the Nikkei Index Constituent Stock to the Second Section of the TSE. In addition, Nikkei Index Constituent Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a Nikkei Index Constituent Stock from the Nikkei Index Constituent Stocks, the Nikkei Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted Index Constituent Stock. Until such replacement, the Nikkei Index will be calculated with the Nikkei Index Constituent Stocks less the deleted Index Constituent Stock.

A list of the issuers of the Nikkei Index Constituent Stocks is available from the NKS Economic Electronic Databank System and from the Nikkei Index Sponsor directly. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei Index.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours for TSE-listed stocks are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special offer quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei Index may be limited by price limitations, special quotes or by suspension of trading on Nikkei Index Constituent Stocks, and these limitations may, in turn, adversely affect the value of the Notes.

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--------------------------------------------------------------------------------

HISTORICAL CLOSING LEVELS OF THE NIKKEI INDEX

Since its inception, the Nikkei Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Nikkei Index during any period shown below is not an indication that the value of the Nikkei Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical closing levels of the Nikkei Index do not give any indication of the future performance of the Nikkei Index. UBS cannot make any assurance that the future performance of the Nikkei Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the Nikkei Index as of January 7, 2005 was 11,433.24. The actual Nikkei Index Starting Level will be the level of the Nikkei Index on the trade date.

The following graph sets forth the historical performance of the Nikkei Index from September 1, 1986 through January 7, 2005.


(THE FOLLOWING DATA REPRESENTS A GRAPH IN THE PRINTED PIECE)

"1987"   20048.3         "1991"   23848.7          "1995"   19723.1          "1999"   13842.2            "2003"   8578.95
         20421.7                  23293.1                   18649.8                   14499.2                     8339.94
         21566.7                  26409.2                   17053.4                   14367.5                     8363.04
         23274.8                  26292                     16140                     15836.6                     7972.71
         24772.4                  26111.2                   16806.8                   16701.5                     7831.42
         24176.4                  25789.6                   15436.8                   16111.6                     8424.51
         24488.1                  23291                     14517.4                   17529.7                     9083.11
         26029.2                  24120.8                   16677.5                   17861.9                     9563.21
         26010.9                  22335.9                   18117.2                   17436.6                     10343.5
         22765                    23916.4                   17913.1                   17605.5                     10219
         22686.8                  25222.3                   17654.6                   17942.1                     10559.6
         21564                    22687.3                   18744.4                   18558.2                     10100.6
         23622.3                  22983.8                   19868.2                   18934.3                     10676.6
         25242.8                  22023                     20812.7                   19539.7                     10783.6
         26260.3                  21338.8                   20125.4                   19959.5                     11041.9
         27434.1                  19346                     21406.8                   20337.3                     11715.4
         27416.7                  17390.7                   22041.3                   17973.7                     11761.8
         27769.4                  18347.8                   21956.2                   16332.5                     11236.4
         27911.6                  15951.7                   22530.8                   17411                       11858.9
         27366                    15910.3                   20692.8                   15727.5                     11325.8
         27923.7                  18061.1                   20166.9                   16861.3                     11081.8
         27982.5                  17399.1                   21556.4                   15747.3                     10823.6
         29578.9                  16767.4                   20466.9                   14539.6                     10771.4
"1989"   30159                    17683.7                   21020.4                   14648.5                     10899.2
         31581.3         "1993"   16925            "1997"   19361.3          "2001"   13785.7            "1/7/05" 11433.2
         31985.6                  17023.8                   18330                     13843.5
         32838.7                  16953.3                   18557                     12883.5
         33713.3                  18591.5                   18003.4                   12999.7
         34266.8                  20919.2                   19151.1                   13934.3
         32948.7                  20552.3                   20068.8                   13262.1
         34953.9                  19590                     20605                     12969
         34431.2                  20380.1                   20331.4                   11860.8
         35636.8                  21026.6                   18229.4                   10713.5
         35549.4                  20105.7                   17887.7                   9774.68
         37268.8                  19703                     16458.9                   10366.3
         38915.9                  16406.5                   16636.3                   10697.4
         37188.9                  17417.2                   15258.7                   10542.6
         34592                    20229.1                   16628.5                   9997.8
         29980.5                  19997.2                   16831.7                   10587.8
         29584.8                  19111.9                   16527.2                   11024.9
         33130.8                  19725.2                   15641.3                   11492.5
         31940.2                  20973.6                   15670.8                   11763.7
         31035.7                  20643.9                   15830.3                   10621.8
         25978.4                  20449.4                   16379                     9877.94
         20983.5                  20628.5                   14107.9                   9619.3
         25194.1                  19563.8                   13406.4                   9383.29
         22454.6                  19989.6                   13564.5                   8640.48
                                  19075.6                   14883.7                   9215.56

SOURCE: BLOOMBERG L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Nikkei Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Nikkei Index in connection with the issuance of certain securities, including the Notes. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is the licensing of the use of the Nikkei Index and trademarks relating to the Nikkei Index.

The Nikkei Index Sponsor is under no obligation to continue the calculation and dissemination of the Nikkei Index. The Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the Nikkei Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in securities generally, or in the Notes in particular, or the ability of the Nikkei Index to track general stock market performance.

The Nikkei Index Sponsor determines, composes and calculates the Nikkei Index without regard to the Notes. The Nikkei Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the Nikkei Index. The

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THE INDICES
--------------------------------------------------------------------------------

Nikkei Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. The Nikkei Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes.

The Nikkei Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei Index or the manner in which the Nikkei Index is applied in determining any initial Nikkei Index Starting Level or Nikkei Index Ending Level or any amount payable upon maturity of the Notes.

THE NIKKEI INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI INDEX OR ANY DATA INCLUDED IN THE NIKKEI INDEX. THE NIKKEI INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

"Nikkei(R)" is a trademark of the Nikkei Index Sponsor and has been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor, and the Nikkei Index Sponsor makes no representation regarding the advisability of investing in the Notes.

THE AMEX HONG KONG 30 INDEX

Unless otherwise stated, all information contained herein on the AMEX Hong Kong 30 Index (the "HK Index") is derived from publicly available sources. Such information reflects the policies of the American Stock Exchange, Inc. (the "HK Index Sponsor") as stated in such sources and such policies are subject to change by the HK Index Sponsor. The HK Index, a service mark of the HK Index Sponsor, is a capitalization weighted stock index designed, developed, maintained and operated by the HK Index Sponsor that measures the market value performance (share price times the number of shares outstanding) of selected The Stock Exchange of Hong Kong Ltd. (the "HKSE") listed stocks. The HK Index currently is based on the capitalization of 30 stocks actively traded on the HKSE and is designed to represent a substantial segment of the Hong Kong stock market. The primary trading market for all of these stocks is either Hong Kong or London. Business sector representation of the stocks comprising the HK Index as of January 7, 2005 consists primarily of finance, property development, utilities and conglomerates, and also includes hotel/leisure, property investment, airlines, transportation and publishing. The HK Index was established on June 25, 1993. As of January 7, 2005, the five largest stocks underlying the HK Index accounted for approximately 64.2% of the market capitalization of the HK Index, with the five largest being HSBC Holdings plc (H.K. S shares) (35.88%), China Mobile (11.71%), Hutchison Whampoa Ltd. (7.35%), Hang Seng Bank Ltd. (4.96%) and Sun Hung Kai Properties Ltd. (4.27%). The lowest weighted stock underlying the HK Index, as of January 7, 2005, was Hong Kong & Shanghai Hotels (0.24%).

The HK Index is maintained by the HK Index Sponsor and will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. The HK Index Sponsor may change the composition of the HK Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, the HK Index Sponsor may replace stocks in the event of certain corporate events, such as takeovers or mergers, that change the nature of the security. The HK Index Sponsor selects stocks comprising the HK Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the HKSE. The HK Index Sponsor requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the HKSE and have its primary trading market located in a country with which the HK Index Sponsor has an effective surveillance sharing agreement. The HK Index Sponsor will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. In order to ensure that the HK Index does not contain a large number of thinly-capitalized, low priced securities with small public floats and low trading volumes, the

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THE INDICES
--------------------------------------------------------------------------------

HK Index Sponsor has also established additional qualification criteria for the inclusion and maintenance of stocks, based on the following standards: all stocks selected for inclusion in the HK Index must have, and thereafter maintain, (1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000 (approximately U.S.$385,110,000 million as of January 7, 2005); (2) an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50 (approximately U.S.$0.32 as of January 7, 2005); (3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior 6-month period, of less than 1,000,000 shares per day, but in no event less than 500,000 shares per day; and (4) a minimum "free float" value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three stocks may have a free float value of less than U.S.$238,000,000 but in no event less than U.S.$238,000,000, measured over the same period.

The HK Index Sponsor reviews and applies the above qualification criteria relating to the stocks comprising the HK Index on a quarterly basis, conducted on the last business day in January, April, July and October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a "qualified" stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a New York business day, the replacement will be effective at the close of business on the first preceding New York business day. The HK Index Sponsor will notify its membership immediately after it determines to replace a stock.

The annual reports and prospectuses of the companies listed on the HKSE are available for investors' inspection in the City Hall Library (a public library in Hong Kong, Central). The HKSE library also has information for each listed company, but it is available only to members of the HKSE. A company whose stock is included in the HK Index is not required to be incorporated under the laws of Hong Kong.

The HK Index is a capitalization-weighted index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price (in Hong Kong dollars). For valuation purposes, one HK Index unit (1.0) is assigned a fixed value of one U.S. dollar. The HK Index measures the average changes in price of the stocks comprising the HK Index, weighted according to the respective market capitalizations, so that the effect of a percentage price change in a stock will be greater the larger the stock's market capitalization. The HK Index was established by the HK Index Sponsor on June 25, 1993, on which date the HK Index value was set at 350.00. The daily calculation and public dissemination by the HK Index Sponsor of the HK Index value commenced on September 1, 1993. The data relating to the HK Index was back-calculated by the HK Index Sponsor from January 2, 1989 to August 31, 1993.

The HK Index is calculated by (i) aggregating the market capitalization of each stock comprising the HK Index and (ii) dividing such sum by an adjusted base market capitalization or divisor. On June 25, 1993, the market value of the Underlying Stocks was approximately H.K.$1,152,829,149,500 and the divisor used to calculate the HK Index was 3,293,797,570. The HK Index Sponsor selected that particular divisor number in order, among other things, to ensure that the HK Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The HK Index is calculated once each day by the HK Index Sponsor based on the most recent official closing prices of each of the stocks comprising the HK Index reported by the HKSE. Pricing of the HK Index is disseminated before the opening of trading via the Consolidated Tape Authority Network-B and continuously during each New York business day. The dissemination value,

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THE INDICES
--------------------------------------------------------------------------------

however, will remain the same throughout the trading day because the trading hours of the HKSE do not overlap with New York trading hours. Accordingly, updated price information will be unavailable.

In order to maintain continuity in the level of the HK Index in the event of certain changes due to non-market factors affecting the stocks comprising the HK Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the HK Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the HK Index and in order that the value of the HK Index immediately after such change will equal the level of the HK Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the HK Index may significantly affect the behavior of the HK Index over time.

THE STOCK EXCHANGE OF HONG KONG LTD.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System, which was introduced in November 1983. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55 a.m., New York City time. Using the last reported closing prices of the stocks underlying the HK Index on the HKSE, the closing level of the HK Index on any such trading day generally will be calculated, published and disseminated by the HK Index Sponsor in the United States shortly before the opening of trading on the American Stock Exchange in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major

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--------------------------------------------------------------------------------

shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash" company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the HK Index may be limited by suspension of trading of individual stocks which comprise the HK Index which may, in turn, adversely affect the value of the Notes.

HISTORICAL CLOSING LEVELS OF THE HK INDEX

All historical data presented in the following graph on the HK Index are not necessarily indicative of the future performance of the HK Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the HK Index during any period set forth below is not any indication that the HK Index is more or less likely to decline at any time during the term of the Notes. UBS cannot make any assurance that the future performance of the HK Index or its component stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the HK Index as of January 7, 2005 was 678.50. The actual HK Index starting level will be the HK Index level on the trade date.

The following graph sets forth the historical performance of the HK Index from January 1, 1992 through January 7, 2005.


(THE FOLLOWING DATA REPRESENTS A GRAPH IN THE PRINTED PIECE)

"1992"   276.73          "1996"   683.12           "2000"   745.3
         287.74                   671.35                    790.95
         318.99                   673.53                    728.51
         319.68                   629.26                    627.68
         341.75                   645.49                    650.41
         369.2                    736.64                    640.6
         354.06                   760.48                    634.09
         348.06                   817.21                    595.78
         374.08                   706.34                    542.99
         382.05                   756.29                    488.47
         467.64                   530.79                    498.81
         458.93                   529.05                    558.23
         598.98                   537.6                     565.55
         576.69                   460.09                    530.09
         519.77                   563.71                    516.53
         452.6                    563.7                     540.66
         449.25                   507.35                    563.46
         479.28                   438.2                     555.2
         437.47                   416.55                    522.32
         474.92                   384.54                    508.12
         499.22                   354.13                    496.28
         479.69                   392.18                    448.52
         485.14                   505.93                    469.19
         424.51                   514.13                    498.18
"1994"   412.7           "1998"   496.12           "2002"   460.73
         369.57                   466.84                    456.23
         421.35                   479.66                    450.15
         435.22                   531.26                    424.7
         421.62                   649.59                    430.29
         475.92                   588.38                    469.22
         465.6                    660.6                     471.82
         477.39                   643.88                    498.41
         462.52                   659.07                    537.52
         486.91                   623.14                    555.32
         492.85                   648.87                    603.55
         494.12                   754.72                    607.66
         507.26                   834.36                    624.9
         574.55                   762.23                    659.6
         562.81                   841.69                    690.06
         555.97                   853.13                    630.17
         555.61                   756.6                     596.24
         571                      718.49                    601.84
         558.16                   788.12                    610.37
         539.36                   823.38                    606.65
         563.85                   842.07                    641.82
         602.71                   766.21                    652.38
         631.19                   729.52                    650.44
         680.51                   682.7                     702.73
                                                            711.09
                                                   "1/7/05" 685.82

LICENSE AGREEMENT

The HK Index Sponsor is under no obligation to continue the calculation and dissemination of the HK Index and the method by which the HK Index is calculated and the name "AMEX Hong Kong 30 Index" may be changed at the discretion of the HK Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the HK Index Sponsor makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the HK Index to track general stock market performance. The HK Index Sponsor has no obligation to take

THE INDICES
--------------------------------------------------------------------------------

into account your interest, or that of anyone else having an interest in determining, composing or calculating the HK Index. The HK Index Sponsor is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. The HK Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the HK Index in connection with the Notes have been consented to by the HK Index Sponsor.

The HK Index Sponsor disclaims all responsibility for any inaccuracies in the data on which the HK Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the HK Index.

--------------------------------------------------------------------------------

Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return.

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 110% of the Basket Return.

>    If the Basket Return is between 0% and -25%, you will receive $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. ACCORDINGLY, IF THE BASKET HAS DECLINED BY MORE THAN 25% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-28.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of each Basket Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Basket Indices, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of a basket (the "Basket"), which is comprised of three equity indices (each a "Basket Index") weighted as follows:

          BASKET INDEX                                         WEIGHT
          -----------------------------------------------------------
          Dow Jones STOXX 50(SM) Index ("DJ STOXX Index") ...... 50%
          Nikkei(R) 225 Index ("Nikkei Index") ................. 30%
          AMEX Hong Kong 30 Index ("HK Index") ................. 20%

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of the Notes based on the Basket Return:

> If the Basket Return is positive, you will receive your principal plus an additional payment equal to 100% of the Basket Return. In this case, the payment at maturity will be calculated as follows:

         $1,000 + ($1,000 x (110% x Basket Return))

>    If the Basket Return is between 0% and -25%, you will receive $1,000.

> If the Basket Return is less than -25%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Basket Return is below -25%. For example, a Basket Return of -30.5% will result in a 5.5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $1,000 + ($1,000 x (Basket Return + 25%))

IF THE BASKET HAS DECLINED BY MORE THAN 25% OVER THE TERM OF THE NOTES, YOU WILL LOSE SOME OF YOUR PRINCIPAL AT MATURITY.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Basket Return," which may be positive or negative, is the difference between the Basket Ending Level and the Basket Starting Level, expressed as a percentage of the Basket Starting Level, calculated as follows:

                          Basket Ending Level - Basket Starting Level
          Basket Return = -------------------------------------------
                                     Basket Starting Level

where the "Basket Starting Level" equals 100 and the "Basket Ending Level" will be calculated as follows:

 100 x (1+(50% of the DJ STOXX Index Return + 30% of the Nikkei Index Return +
                          20% of the HK Index Return))

The "DJ STOXX Index Return" is calculated based on the level of the DJ STOXX Index on the trade date relative to the final valuation date and is calculated as follows:

DJ STOXX Index Return = DJ STOXX Index Ending Level - DJ STOXX Index Starting Level
                        -----------------------------------------------------------
                                       DJ STOXX Index Starting Level

where the DJ STOXX Index Starting Level will be the closing level of the DJ STOXX Index on the trade date and the DJ STOXX Index Ending Level will be the closing level of the DJ STOXX Index on the final valuation date.

The "Nikkei Index Return" is calculated based on the level of the Nikkei Index on the trade date relative to the final valuation date and is calculated as follows:

  Nikkei Index Return = Nikkei Index Ending Level - Nikkei Index Starting Level
                        -------------------------------------------------------
                                       Nikkei Index Starting Level

where the Nikkei Index Starting Level will be the closing level of the Nikkei Index on the trade date and the Nikkei Index Ending Level will be the closing level of the Nikkei Index on the final valuation date.

The "HK Index Return" is calculated based on the level of the HK Index on the trade date relative to the final valuation date and is calculated as follows:

        HK Index Return = HK Index Ending Level - HK Index Starting Level
                          -----------------------------------------------
                                      HK Index Starting Level

where the HK Index Starting Level will be the closing level of the HK Index on the trade date and the HK Index Ending Level will be the closing level of the HK Index on the final valuation date.

THE RETURN ON ANY BASKET INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE SOME OF YOUR INVESTMENT.

MATURITY DATE

The maturity date will be __ (a date between July __, 2009 and July __, 2010, to be determined on the trade date), unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the third business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be __ (a date between July __, 2009 and July __, 2010, to be determined on the trade date), unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for one or more of the Basket Indices. If such a postponement occurs, the calculation agent will use the closing level of the particular Basket Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event for one or more of the Basket Indices occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Constituent Stocks in the relevant Basket Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to one or more of the Basket Indices or a material number of Basket Constituent Stocks in the relevant Basket Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

> one or more of the Basket Indices are not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Basket Indices or any Basket Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to a Basket Index or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF CALCULATION

If any Index Sponsor discontinues publication of its respective Basket Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves such substitute index as a successor index, then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more of the Basket Indices are discontinued and that there is no successor index on any date when the level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the securities included in the Basket Indices or the method of calculating a Basket Index have changed at any time in any respect that causes the Basket Index not to fairly represent the level of the Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Basket Ending Level, the amount payable at maturity or otherwise relating to the level of the Basket Indices may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Ending Level, the return of any Basket Index and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the Notes. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Basket Indices and/or listed and/or over-the-counter options, futures or exchange-traded funds on Basket Constituent Stocks or one or more of the Basket Indices prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of Basket Constituent
     Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of any Basket Index or the value of the Basket Constituent Stocks,

> acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Basket Constituent Stocks, listed or over-the-counter options or futures on Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any Basket Index or other components of foreign equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-9 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2004                                        CHF          USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)

Debt
  Debt issued(1) ........................................   185,270      148,773
                                                            -------      -------
  Total Debt ............................................   185,270      148,773
Minority Interest(2) ....................................     7,187        5,771
Shareholders' Equity ....................................    34,524       27,723
                                                            -------      -------
Total capitalization ....................................   226,981      182,267
                                                            =======      =======

---------

(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss Franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.80301.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Basket Indices and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year.

ALTERNATIVE TREATMENT. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat your Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under
Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST

Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to __% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
--------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ..............      S-1
Risk Factors ...............................      S-9
The Indices ................................     S-15
Valuation of the Notes .....................     S-27
Specific Terms of the Notes ................     S-28
Use of Proceeds and Hedging ................     S-34
Capitalization of UBS ......................     S-35
Supplemental Tax Considerations ............     S-36
ERISA Considerations .......................     S-38
Supplemental Plan of Distribution ..........     S-39

PROSPECTUS

Introduction ...............................        3
Cautionary Note Regarding Forward-
  Looking Information ......................        5
Incorporation of Information About
  UBS AG ...................................        7
Where You Can Find More Information ........        7
Presentation of Financial Information ......        8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ....................        9
Capitalization of UBS ......................        9
UBS ........................................       10
Use of Proceeds ............................       12
Description of Debt Securities We May
  Offer ....................................       13
Description of Warrants We May Offer .......       35
Legal Ownership and Book-Entry
  Issuance .................................       52
Considerations Relating to Indexed
  Securities ...............................       57
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ...............       60
U.S. Tax Considerations ....................       63
Tax Considerations Under the Laws of
  Switzerland ..............................       74
ERISA Considerations .......................       76
Plan of Distribution .......................       77
Validity of the Securities .................       80
Experts ....................................       80




[UBS LOGO OMITTED]


Partial
Principal
Protected
Notes


UBS AG $__ NOTES
LINKED TO AN INDEX BASKET
DUE __



PROSPECTUS SUPPLEMENT


JANUARY __, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)








UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.